Exhibit 10.1

RGC RESOURCES, INC.

AND

[_______]

PURCHASE AGREEMENT

Dated as of March 28, 2022

CONFIDENTIAL

- i -

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of March 28, 2022, between RGC Resources, Inc., a Virginia corporation (the “Company”), and [_____] (the “Purchaser”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, certain shares of the Company’s Common Stock, par value $5.00 per share (“Common Stock”), at a price per share of $20.00, in accordance with and subject to the terms and conditions set forth herein. The shares of Common Stock to be purchased under this Agreement are sometimes collectively referred to as the “Shares”.

NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

Section 1	Sale and Purchase.

In reliance upon the representations and warranties contained herein and the information provided and/or incorporated by reference herein, and subject to the terms and conditions hereof, on the Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase, the Shares.

Section 2	Closing.

The closing of the sale and purchase of the Shares (the “Closing”) is taking place at the offices of the Company on March 28, 2022 (the “Closing Date”).

2.1 Purchase of Shares; Payment of Purchase Price.

At the Closing, the Purchaser hereby irrevocably agrees to purchase, and the Company hereby irrevocably agrees to sell to the Purchaser, [____] shares of Common Stock at a per share cash price of $20.00 for an aggregate cash purchase price of $[____] (the “Purchase Price”). At the Closing, the Purchaser is delivering cash in an amount equal to the Purchase Price by wire transfer in immediately available funds in full payment for the Shares to the account designated by the Company and the Company is delivering to the Purchaser the Shares in book-entry form via the Depository and Trust Company’s Deposit and Withdrawal at Custodian (“DWAC”) system.

At the Closing:

(a) the Company shall cause the transfer agent for the Common Stock to deliver the Shares to the DTC participant account designated by Purchaser;

(b) the Purchaser shall deliver the Purchase Price to the order of the Company to the account designated by the Company; and

(c) the Purchaser shall deliver a Form W-9 or comparable substitute or appropriate alternative form to the Company, or the Purchaser shall certify that it has previously delivered such form and no changes have occurred since such delivery.

2.2 Expenses.

Each party shall pay its own expenses incurred in connection with this Agreement and the sale and purchase of the Shares.

2.3 Holding Period.

Purchaser agrees that during a period of 90 consecutive calendar days beginning on and including the Closing Date, it will not, directly or indirectly, sell, offer to sell, solicit offers to purchase or otherwise dispose of or transfer any of the Shares or publicly announce any intention to engage in any such transaction, disposition or transfer.

Section 3	Representations and Warranties of the Company.

The Company represents and warrants to the Purchaser as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has all requisite power and authority to enter into and perform its obligations under this Agreement and to own, lease and operate its properties and conduct its business as now being conducted, and is duly qualified to transact business and is in good standing (to the extent such concept is applicable) under the laws of each other jurisdiction in which its owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below).

(b) The Company does not own any interest in any other entity other than the entities listed on Exhibit 21 to the Company’s most recent Annual Report on Form 10-K as filed with the Securities Exchange and Commission (the “SEC”) on December 2, 2021, all of which are organized under the laws of the Commonwealth of Virginia and consolidated with the Company for financial reporting purposes. Each of the consolidated entities is referred to as a “Subsidiary” and collectively as the “Subsidiaries”. Each of the Subsidiaries has been duly organized and is validly existing and in good standing (to the extent such concept is applicable) under the laws of their respective jurisdictions of incorporation or formation and have full power and authority to own, lease and operate their properties and to conduct their businesses as now being conducted, and each Subsidiary is duly qualified to transact business and is in good standing (to the extent such concept is applicable) under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be in good standing or to so qualify would not have a Material Adverse Effect.

(c) As used in this Agreement, “Material Adverse Effect” means any event, circumstance or condition that has had or is reasonably expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or that would materially impair the Company’s ability to perform its obligations under this Agreement.

(d) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated herein (including the sale and delivery of the Shares) will not conflict with or result in a breach by the Company of, or constitute a default by the Company under or result in the creation of any lien, security interest or encumbrance upon the stock or assets of the Company or any of the Subsidiaries under: (i) the Company’s Articles of Incorporation, as amended effective February 4, 2020 and as currently on file with the Virginia State Corporation Commission (the “Articles of Incorporation”), or the Amended and Restated Bylaws of the Company dated February 3, 2014 (the “By-Laws”), (ii) any contract, agreement or instrument to which the Company is a party or by which its properties are subject, or (iii) any existing applicable law, rule, published regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Company, except for such breaches, defaults, liens, security interests or encumbrances upon the stock or assets of the Company, or imposition of additional burdens which, in the aggregate, would not have a Material Adverse Effect.

3.2 No Material Default.

None of the Company or the Subsidiaries: (a) is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, contract, commitment, instrument, plan, undertaking or regulatory requirement (including, without limitation, any and all leases, mortgages, and other contractual arrangements with respect to real property) material to the business of the Company and the Subsidiaries taken as a whole (collectively, the “Contracts”), and (b) no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute or result in a default thereunder except, in the case of each of (a) and (b), for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Contracts is valid and enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and except for those failures of Contracts (or provisions thereof) to be valid or enforceable which would not, in the aggregate, have a Material Adverse Effect.

3.3 Shares.

The Company has all requisite corporate right, power and authority to issue, sell, and deliver the Shares as contemplated by this Agreement; and upon such issuance, sale and delivery, and payment of the Purchase Price therefor as contemplated by this Agreement, the Purchaser will receive good and valid title to the Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, encumbrance or ownership limitation of any kind and such Shares will be fully paid and non-assessable.

3.4 Obligations Binding.

This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.5 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 20,000,000 shares of Common Stock, par value $5.00 per share, of which approximately 8,436,895 shares were issued and outstanding, and 5,000,000 shares of Preferred Stock, no par value, none of which are outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable.

(b) Other than as disclosed in the Company’s most recent Definitive Proxy Statement on Schedule 14A as filed with the SEC on December 2, 2021 (the “Proxy Statement”) or as issued since the date of the Proxy Statement in the ordinary course under the Company compensation and option plans disclosed in the Proxy Statement, there are no outstanding options, warrants, rights or other securities exercisable for, exchangeable for or convertible into equity securities of the Company.

3.6 Registration Under the Securities Act. The Shares are being sold to Purchaser pursuant to and are covered by the Company’s Registration Statement of Form S-3 declared effective February 14, 2020 (the “Registration Statement”). The Registration Statement remains effective as of the date hereof and, except as set forth in Section 2.3 hereof, the Shares will be freely tradable upon issuance. The Shares are listed for trading on the NASDAQ Global Market. So long as Purchaser continues to hold any of the Shares and could reasonably be determined to be an “affliate” for purposes of Rule 144 under the Securities Act of 1933, as amended, the Company shall use its commercially reasonable efforts to (i) timely file all Exchange Act Reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) maintain the listing of the Common Stock on the NASDAQ Global Market or comparable national stock exchange.

3.7 Financial Statements.

The financial statements and supporting schedules included in the Company’s periodic filings filed pursuant to the Exchange Act are complete and correct in all material respects and present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates specified (subject to normal year-end audit adjustments in the case of unaudited interim financial statements) and the consolidated results of their operations for the periods specified (subject to normal year-end audit adjustments in the case of unaudited interim financial statements); such financial statements, including the related schedules and notes thereto, were prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) on a consistent basis during the periods involved, except as indicated therein or in the notes thereto. None of the Company nor any of the Subsidiaries has any material liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) known to the Company, other than: (i) liabilities disclosed in any report filed by the Company under the Exchange Act including Form 10-K, Forms 10-Q and Forms 8-K filed prior to the date of this Agreement (collectively, the “Exchange Act Reports”) or (ii) liabilities which have arisen after the date of the last Exchange Act Report in the ordinary course of business.

3.8 [Intentionally Omitted.]

3.9 Exchange Act Compliance.

The Company has timely filed all Exchange Act Reports required to be filed with the SEC pursuant to the Exchange Act for the twelve months preceding the date hereof. All such Exchange Act Reports, when so filed, complied in form and substance in all material respects with the Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10 No Material Adverse Changes.

Since December 31, 2021 except as stated in any Exchange Act Report filed since such date: (a) there has been no event, circumstance or condition relating to or affecting the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or the ability of the Company to continue to conduct business in the usual and ordinary course of the Company and the Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, which would have a Material Adverse Effect; and (b) except for the transactions contemplated by this Agreement or as set forth in the Exchange Act Reports, there has been no material transaction entered into by the Company or any of the Subsidiaries other than (i) transactions in the ordinary course of business or (ii) transactions which would not have a Material Adverse Effect; and (c) there have not been any changes in the capital stock of the Company (except as referred to in Section 3.5(b) above). On the date hereof, no dividend or other distribution with respect to the Company’s Common Stock has been declared but not yet paid or distributed which has a record date prior to the date hereof.

3.11 Litigation.

There is no action, suit, investigation or proceeding (whether or not purportedly on behalf of the Company or any of the Subsidiaries) before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, which in the aggregate, could reasonably be expected to have a Material Adverse Effect or materially impair the Company’s ability to perform its obligations under this Agreement.

3.12 Title to Properties; Leasehold Interests.

(a) Except as disclosed in any Exchange Act Report, or except to the extent that the inaccuracy of any of the following, in the aggregate, would not have a Material Adverse Effect: (i) the Company or one or more of the Subsidiaries, has such title to real properties where its assets are located as provides reasonable assurance of the Company’s ability to use such assets in its business in the ordinary course, and has good title or an enforceable leasehold interest, license or other lawful right to use all assets that are used in the Company’s or one or more of the Subsidiaries’ business substantially in the manner in which they currently are operated, in each case, subject only to Permitted Exceptions (as herein defined); (ii) all leases under which the Company or any of the Subsidiaries leases any property that is material to the business of the Company and the Subsidiaries taken as a whole are in full force and effect, and none of the Company nor any such Subsidiary is in default in any material respect of any of the terms or provisions of any of such leases and to the Company’s knowledge no claim has been asserted by anyone adverse to any such entity’s rights as lessee under any of such leases, or affecting or questioning any such entity’s right to the continued possession or use of the properties under any such leases or asserting a default under any such leases, and (iii) all liens, charges or encumbrances on or affecting any of the property and assets of the Company and the Subsidiaries which are required to be disclosed in the Company’s Exchange Act Reports are disclosed therein.

(b) As used in this Agreement, “Permitted Exceptions” means: (i) real estate taxes and assessments not yet delinquent or being contested in good faith; (ii) covenants, restrictions, easements and other similar agreements; (iii) zoning laws, ordinances and regulations, building codes, rules and other local governmental laws, regulations, rules and orders affecting any of the Company’s or any Subsidiary’s property, provided that the same are not violated by existing improvements or the current use and operation of such property; (iv) any imperfection of title which does not materially and adversely affect the current use, operation or enjoyment of any of the Company’s real property and does not render title to such real property unmarketable or uninsurable and does not materially impair the value of such property; and (v) liens securing financing by the Company.

3.13 Environmental Compliance.

(a) Except as disclosed in any Exchange Act Report filed after January 1, 2020, to the knowledge of the Company, the Company and each of the Subsidiaries has complied and is in compliance with all Environmental Statutes (as hereinafter defined), except for such noncompliance as would not have a Material Adverse Effect.

(b) The Company has no knowledge of any occurrence or circumstance that, with notice or passage of time or both, would give rise to a claim under or pursuant to any federal, state or local Environmental Statute pertaining to Hazardous Materials on or originating from any real property owned or occupied by the Company or any of the Subsidiaries, including without limitation pursuant to any Environmental Statute, which claim would have a Material Adverse Effect.

(c) As used herein, “Hazardous Materials” means (i) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant or any other hazardous material as defined by any federal, state or local environmental law, ordinance, rule or regulation, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials (individually, an “Environmental Statute”) or by any federal, state or local governmental authority having or claiming jurisdiction over the properties and assets described in the Company’s periodic reports filed pursuant to the Exchange Act (a “Governmental Authority”).

3.14 Taxes.

The Company has timely filed or filed for extensions of the filing period and filed within such extended period all federal, state, local, foreign and other tax returns, reports, information returns and statements (except for returns, reports, information returns and statements the failure timely to file which will not result in any Material Adverse Effect) required to be filed by it. The Company has paid or caused to be paid all material taxes (including interest and penalties) that are due and payable by the Company and the Subsidiaries, except those taxes which are being contested by the Company and the Subsidiaries in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on the Company’s books in accordance with GAAP. The Company and the Subsidiaries do not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by the Company in accordance with GAAP consistently applied. No deficiency or assessment with respect to, or proposed adjustment of, the Company’s federal, state, local, foreign or other tax returns is pending or, to the best of the Company’s knowledge, threatened. There is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of the Company or any Subsidiary. There are no applicable taxes, fees or other governmental charges payable by the Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement or the issuance to the Purchaser by the Company of the Shares.

3.15 Insurance.

The Company and the Subsidiaries each carry or are entitled to the benefits of insurance in such amounts and covering such risks as is reasonably sufficient under the circumstances or is customary in the industry and all such insurance is in full force and effect.

3.16 Employees, ERISA.

The Company and its Subsidiaries have good relationships with its employees and have not had any labor issues which have had a Material Adverse Effect on their business or operations. There is no strike or work stoppage existing or, to the knowledge of the Company threatened against the Company or the Subsidiaries. Other than as disclosed in any Exchange Act Report, the Company and the Subsidiaries have not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any “employee pension benefit plan” or any material “employee welfare benefit plan” (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including, without limitation, any “multi-employer plan,” except where the liabilities associated with such plan or plans would not have a Material Adverse Effect. The Company and the Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including bargaining and the payment of social security and other taxes, and with ERISA, except where the failure to so comply would not have a Material Adverse Effect.

3.17 Governmental Consents.

Other than such consents as have been obtained and filings under applicable federal and state securities laws, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution, delivery or performance of this Agreement or the valid offer, issuance, sale and delivery of the Shares.

3.18 Legal Compliance.

Except as disclosed in any Exchange Act Report, the Company and the Subsidiaries are in compliance with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions or decrees, except to the extent that failure to comply would not have a Material Adverse Effect. Since January 1, 2020, no governmental entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any law in any material respect. Neither the Company nor any of its Subsidiaries is party to, nor the subject of, any actual, pending, or, to the knowledge of the Company, threatened investigation or proceeding, by any governmental entity, other than routine proceedings arising in the ordinary course of business (such as rate cases). The Company and the Subsidiaries have all necessary permits, licenses and other authorizations required to conduct their businesses as currently conducted, and as proposed to be conducted, except where a failure to have such permits, licenses or other authorizations would not have a Material Adverse Effect. Except as disclosed in the Exchange Act Reports filed after January 1, 2020, none of the Company nor any Subsidiary has violated any domestic or foreign law or any regulation or requirement, which violation has or would be reasonably likely to have a Material Adverse Effect, and none of the Company nor any Subsidiary has received notice of any such violation. There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company or the Subsidiaries which would have a Material Adverse Effect.

Section 4	Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Company as follows:

4.1 Agreement.

This Agreement has been duly authorized by all necessary action on the part of the Purchaser, and this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.2 Governmental and Other Consents.

No consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any other person is required to be obtained by the Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser or of any of the transactions contemplated hereby or thereby.

4.3 No Violation or Conflict.

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated herein and therein (including the purchase and acceptance of the Shares) will not conflict with or result in a breach by the Purchaser of, or constitute a default by the Purchaser under: (i) organizational documents, (ii) any contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or (iii) any existing applicable law, rule, published regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Purchaser, except for such breach or default as would not adversely affect the ability of the Purchaser to perform its obligations under this Agreement.

Section 5	[Board Representation][Itentionally Omitted][1].

5.1 Director Appointment and Future Nominations.

Within ten business days of the Closing, the board of directors of the Company (the “Board”) shall, subject to the exercise of its fiduciary duties in good faith, take all actions necessary to increase the number of Class B directors on the Board by one and appoint Robert B. Johnston, Executive Vice President and Chief Strategy Officer (“Johnston”), to serve as a Class B director. Thereafter, for so long as the Purchaser shall beneficially own at least 1,000,000 shares of Common Stock, the Board shall, subject to the exercise of its fiduciary duties in good faith, nominate and recommend Johnston or any Replacement Nominee (as defined below) for election as a director of the Company at each annual meeting of the shareholders of the Company at which such individual is subject to election by the Company’s shareholders under the Articles of Incorporation or Bylaws or pursuant to Virginia law.

[1]

For purchasers other than The Article 6 Marital Trust Under the First Amended and Restated Jerry Zucker Revocable Trust Dated April 2, 2007 (the “Trust”), Section 5 of the Purchase Agreement as presented herein is replaced in its entirety by the reference “Intentionally Omitted.” For the Trust, Section 5 of the Purchase Agreement is included as presented herein.

5.2 Qualifications; Information and Policy Compliance.

(a) For the avoidance of doubt, Johnston and any Replacement Nominee must be reasonably acceptable to the Board’s Governance and Nominating Committee (the “Committee”) and no Replacement Nominee shall, without the consent of the Committee in its sole discretion, be a person that, at the time nominated by Purchaser, (i) is an employee of the Company, (ii) would be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D if such person were the “person filing” such Schedule 13D, (iii) is subject to any of the “bad actor” disqualifications described in Rule 506(d) under the Securities Act or (iv) is prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NASDAQ or pursuant to any applicable law.

(b) Purchaser shall cause Johnston or any Replacement Nominee to timely complete and return any questionnaire or other form, and timely provide such other information, to the Company as may be reasonably requested by the Company.

(c) For the avoidance of doubt, Johnston and any Replacement Nominee shall, once appointed and/or elected to serve as a director on the Board, be required to comply fully with all codes and policies of the Company that are applicable to similarly situated directors.

5.3 Replacement Nominees; Removal for Cause; Resignation; Interpretation.

(a) In the event Johnston or any Replacement Nominee shall (i) fail to be reasonably acceptable to the Committee, (ii) fail to be nominated by the Board, in the exercise of its fiduciary duties in good faith, (iii) fail to be elected to serve as a director on the Board by the Company’s shareholders, (iv) fail to be reelected to serve as a director on the Board by the Company’s shareholders and thereafter be required to resign pursuant to the Company’s policies and procedures as set forth in the Bylaws or under Virginia law or (v) otherwise resign or be removed for cause, and provided that at such time the Purchaser continues to beneficially own at least 1,000,000 shares of Common Stock, Purchaser shall be entitled to designate another individual to serve as a replacement director or replacement nominee, as the case may be (such person a “Replacement Nominee”); provided that in designating any replacement director or replacement nominee Purchaser must comply with any reasonable deadlines of the Company with respect to identifying, and providing any information reasonably requested by the Company with respect to, such individual.

(b) For the avoidance of doubt, Johnston and any Replacement Nominee may be removed for cause at any time by the Board or the Company’s shareholders to the extent permitted or provided for in the Articles or Incorproation or Bylaws or under Virginia law.

(c) If Purchaser at any time ceases to beneficially own at least 1,000,000 shares of Common Stock, Purchaser shall no longer have any rights pursuant to this Article 5 and the Board shall no longer have any obligation to appoint or nominate for election or reelection as a director of the Company Johnston or any Replacement Nominee; provided, that nothing herein shall prohibit the Board from, in its sole discretion, appointing or nominating for election or reelection Johnston or any Replacement Nominee after Purchase ceases to beneficially own at least 1,000,000 shares of Common Stock if such individual consents to such appointment or nomination.

(d) For purposes of this Articles 5, the term “beneficially own” shall be interpreted and applied in the same manner as the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act.

(e) For the avoidance of doubt, the Company and the Board may, at any time and from time to time, increase or decrease the size of the Board or change its composition so long as such increase or decrease or change in composition does not negatively affect the term or right to serve as a director of Johnston or any Replacement Nominee as set forth in this Article 5.

Section 6	Survival of Representations and Warranties.

The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated herein shall survive the making of this Agreement and sale of the Shares, through and until the earlier of the twelve month anniversary of the date of this Agreement or the expiration of the applicable statute of limitations with respect thereto.

Section 7	Notices.

All notices and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier or sent by first-class mail, postage pre-paid, or by telecopy, as follows:

If to the Purchaser:

[___]

[___]

[___]

  Attention: [_____]

  Telephone:[_____]

If to the Company, at:

RGC Resources, Inc.

519 Kimball Ave., N.E.

Roanoke, Virginia 24016

Attn: Chief Financial Officer

or, in each case, at such address and to the attention of such person as either party shall have furnished to the other by notice.

Section 8	Entire Agreement.

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties, whether oral or written. This Agreement may be modified or terminated only by an instrument in writing signed by the parties hereto. Representations made by the Company in this Agreement are modified by any disclosures with respect thereto made in the schedules to this Agreement and are solely for the benefit of the Purchaser and may not be relied upon by any other person. Where a specific representation applies to any matter of fact or law, such representation shall be the exclusive representation with respect to the subject matter thereof and no other or general representation shall be deemed to apply to such matter of fact or law.

Section 9	Successors and Assigns.

This Agreement shall not be assigned by any party without the prior written consent of the other party, provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto and any permitted assignee and/or successor of the Purchaser shall succeed to (and have the right to enforce) all of the Purchaser’s rights hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 10	Headings.

The headings of the sections of this Agreement are solely for convenience of reference and shall not affect the meaning of any of the provisions hereof.

Section 11	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States of America, in each case located in the City of Roanoke, Virginia, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby and thereby, and further agrees that service of any process, summons, notice or document by U.S. Registered Mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby and thereby in the courts of the Commonwealth of Virginia or the United States of America, in each case located in the City of Roanoke, Virginia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby and thereby.

Section 12	Counterparts.

This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13	No Delay, Waiver.

No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 14 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below, to be effective as of the date first above-written.

RGC RESOURCES, INC.

By:
Name:	Paul W. Nester
Title:	President and CEO
Date:	March 28, 2022

PURCHASER

[______]

By:
Name:	[____]
Title:	[____]
Date:	March 28, 2022